Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MEDIA GENERAL, INC.

ARTICLE I

The name of the Corporation is MEDIA GENERAL, INC.

ARTICLE II

A.            The aggregate number of shares which the Corporation shall have the authority to issue, each of which shall have no par value per share, are as follows:

Class	No. of Shares
Voting Common	400,000,000
Non-Voting Common	400,000,000
Preferred	50,000,000

B.            The preferences, limitations, and relative rights of the different classes of shares are as follows:

(1) Preferred Shares

(a) The Board of Directors is authorized, without shareholder action, to classify or reclassify any or all of the unissued Preferred Shares from time to time in one or more series and to provide for the designation, preferences, limitations and relative rights of the shares of each series by the adoption of Articles of Amendment to these Articles of Incorporation setting forth:

(i) The maximum number of shares in the series and the designation of the series, which designation shall distinguish the shares thereof from the shares of any other series or class;

(ii) Whether shares of the series shall have special, conditional or limited voting rights, or no right to vote, except to the extent prohibited by law;

(iii) Whether shares of the series are redeemable or convertible (x) at the option of the Corporation, a shareholder or another person or upon the occurrence of a designated event, (y) for cash, indebtedness, securities or other property, and (z) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

(iv) Any right of holders of shares of the series to distributions, calculated in any manner, including the rate or rates of dividends, and whether dividends shall be cumulative, noncumulative or partially cumulative;

(v) The amount payable to holders of shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(vi) Any preference of the shares of the series over the shares of any other series or class with respect to distributions, including dividends, and with respect to distributions upon the liquidation, dissolution or winding up of the affairs of the Corporation; and

(vii) Any other preferences, limitations or specified rights (including a right that no transaction of a specified nature shall be consummated while any shares of such series remain outstanding except upon the assent of all or a specified portion of such shares) now or hereafter permitted by the Virginia Stock Corporation Act (as it exists on the date hereof or as it may be amended from time to time, the “VSCA”).

(b) Before the issuance of any shares of a series of Preferred Shares, Articles of Amendment establishing such series shall be filed with and made effective by the State Corporation Commission of Virginia, as required by the VSCA.

(c) Each series of Preferred Shares shall be so designated as to distinguish the shares thereof from the shares of all other series. Different series of Preferred Shares shall not be considered to constitute different voting groups of shares for the purpose of voting by voting groups except as required by the VSCA or as otherwise specified by the Board of Directors with respect to any series at the time of the establishment thereof.

(2) Common Shares.

(a) Except as otherwise provided in the Articles of Amendment establishing any series of Preferred Shares, the holders of outstanding Voting Common Shares shall, to the exclusion of the holders of any other class of shares of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation. Notwithstanding any provision in the VSCA to the contrary, the holders of the Non-Voting Common Shares shall not have any voting power with respect to the election of directors, the adoption of any amendment to or restatement of these Articles, the authorization of any plan of merger, share exchange or entity conversion or the authorization of any disposition of assets or dissolution or for any other purpose, and shall not have the right to participate in any meeting of shareholders, except as may be required by the VSCA. In the event that the approval of the holders of the Voting Common Shares shall be required by the VSCA for the adoption of an amendment to or restatement of these Articles, the authorization of any plan of merger, share exchange or entity conversion or the authorization of any disposition of assets or dissolution, then, unless the Board of Directors requires a greater vote, such approval shall require a majority of all votes cast in respect thereof by holders of the Voting Common Shares, in lieu of such vote as would otherwise be required by the VSCA at a meeting at which a quorum of the Voting Common Shares exists.

(b) Except as may be otherwise specifically provided in these Articles, in all other respects, including, but not by way of limitation, the right to receive the payment of cash dividends, the right to share in the property or business of the Corporation in event of its liquidation in whole or in part, and the right to share in the assets of the Corporation in event of its dissolution and the distribution of such assets by way of return of capital, each Voting Common Share and each Non-Voting Common Share shall rank equally and be identical.

(3) Other Rights.

(a) The holders of the Voting Common Shares and Non-Voting Common Shares shall be treated equally, according to the number of Voting Common Shares or Non-Voting Common Shares they hold, as applicable, in the payment of any share dividend or other distribution of shares, but the holders of the Voting Common Shares shall be issued only Voting Common Shares in respect of their shares of Voting Common Shares in the payment of any such share dividend or distribution, while the holders of the Non-Voting Common Shares shall be issued only Non-Voting Common Shares in respect of their shares of Non-Voting Common Stock in the payment of any such share dividend or other distribution of shares.

(b) No holder of shares of any class of the Corporation shall, as such holder, have any right to subscribe for or purchase (i) any shares of any class of the Corporation, or any warrants, options or other instruments that shall confer upon the holder thereof the right to subscribe for or purchase or receive from the Corporation any shares of any class, whether or not such shares, warrants, options or other instruments are issued for cash or services or property or by way of dividend or otherwise, or (ii) any other security of the Corporation that shall be convertible into, or exchangeable for, any shares of the Corporation of any class or classes, or to which shall be attached or appurtenant any warrant, option or other instrument that shall confer upon the holder of such security the right to subscribe for or purchase or receive from the Corporation any shares of any class or classes, whether or not such securities are issued for cash or services or property or by way of dividend or otherwise, other than such right, if any, as the Board of Directors, in its sole discretion, may from time to time determine. If the Board of Directors shall offer to the holders of shares of any class of the Corporation, or any of them, any such shares, options, warrants, instruments or other securities of the Corporation, such offer shall not, in any way, constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other securities of the Corporation without offering the same to said holders.

(c) (i) Subject to Section B(3)(c)(iii) of this Article II and Article III, each Voting Common Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into one fully paid and nonassessable Non-Voting Common Share; provided, however, that such conversion shall not be permitted if, following and after giving effect to such conversion, no Voting Common Shares would remain issued and outstanding.

(ii) Subject to Section B(3)(c)(iii) of this Article II and Article III, each Non-Voting Common Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into one fully paid and nonassessable Voting Common Share.

(iii) To effect a conversion of Voting Common Shares or Non-Voting Common Shares permitted by this Section B(3)(c) of this Article II, a holder of Voting Common Shares or Non-Voting Common Shares shall deliver to the transfer agent for the Voting Common Shares or the Non-Voting Common Shares, as the case may be, the certificate or certificates representing the Voting Common Shares or Non-Voting Common Shares to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of conversion and transfer, or, in the case of shares held in book-entry form, deliver written notice to the transfer agent for the Voting Common Shares or the Non-Voting Common Shares, as the case may be, with a copy to the Secretary of the Corporation at its principal corporate office, stating that such holder elects to convert such shares and stating the name or names of the person or persons in which the shares issued upon such conversion are to be issued (and setting forth the addresses of such persons), together with proper instruments of conversion and transfer in accordance with the procedures of the transfer agent and The Depository Trust Company or any successor depositary (“DTC”), as applicable. Subject to Article III, conversion shall be deemed to have been effected at the time and date when the conversion is reflected in the books of the transfer agent following compliance with the requirements described in the immediately preceding sentence, as applicable, with respect to the shares to be converted, and the person exercising such conversion (or, if the notice specifies another person to whom shares are to be issued upon conversion, such other person) shall be deemed to be the holder of record of the class and number of shares issuable upon such conversion at such time; provided, however, that, if any such conversion should require the prior approval from the Federal Communications Commission or any successor governmental agency (the “FCC”), such approval shall have been received prior to any such conversion; and provided further, that, if, as a result of such requested conversion, the holder seeking conversion or any holder of Voting Common Shares would acquire or be deemed to hold an interest subject to FCC media ownership and qualifications reporting requirements (including without limitation an “attributable interest” in the Corporation within the meaning of Federal Communications Laws (as hereinafter defined)), the conversion shall not become effective until the Corporation shall have requested and received, pursuant to Section B of Article III, information sufficient in the Corporation’s reasonable judgment to determine whether to exercise its rights under Section C of Article III with respect to the conversion and the Corporation in its reasonable judgment shall have determined not to exercise such rights. If a requested conversion would cause any holder other than the converting holder (“Other Holder”) to acquire or be deemed to hold an attributable interest in the Corporation under the Federal Communications Laws, the Corporation shall have the discretion to convert shares of Voting Common Shares held by such Other Holders to Non-Voting Common Shares but only to the extent reasonably necessary to ensure that such Other Holders will remain non-attributable in the Corporation, provided, however, that (1) each such Other Holder will be given prior written notice indicating the number of shares of such Other Holder’s Voting Common Shares that the Corporation proposes to convert to Non-Voting Common Shares, (2) each such Other Holder will be given a reasonable opportunity to make a showing that such Other Holder may hold an attributable interest in the Corporation consistent with the Federal Communications Laws, (3) at the request of any such Other Holder, the proposed conversion to Non-Voting Common Shares shall not be made with respect to such Other Holder if the showing required in the preceding clause (2) is made to the reasonable satisfaction of the Corporation and (4) the Corporation shall have no other authority in the circumstances set forth in this subsection (c) to alter the Voting Common Stock holdings of any such Other Holder without such Other Holder’s prior written consent. As promptly as practicable following any holder’s conversion of Voting Common Shares or Non-Voting Common Shares as aforesaid, the Corporation shall (1) in the case of conversions of certificated Voting Common Shares or Non-Voting Common Shares, issue and deliver to the converting holder, or to such holder’s transferee, as the case may be, one or more certificates (as such holder may request) evidencing the Voting Common Shares or Non-Voting Common Shares issuable upon such conversion and if the certificates surrendered by the converting holder evidence more Voting Common Shares or Non-Voting Common Shares than the holder has elected to convert, one or more certificates (as such holder may request) evidencing the Voting Common Shares or Non-Voting Common Shares, as applicable, which have not been converted and (2) in the case of conversions of book-entry Voting Common Shares or Non-Voting Common Shares, cause the transfer agent to effect (directly or through DTC) a book-entry deposit of Voting Common Shares or Non-Voting Common Shares issuable upon such conversion to the converting holder, or to such holder’s transferee, as the case may be. Subject to Article III, in the case of certificated Voting Common Shares or Non-Voting Common Shares, after the conversion is reflected in the books of the transfer agent and pending the issuance and delivery of such certificates, the certificate or certificates evidencing the Voting Common Shares or Non-Voting Common Shares that have been surrendered for conversion shall be deemed to evidence the Non-Voting Common Shares or Voting Common Shares, as applicable, issuable upon such conversion. Any dividends declared and not paid on Voting Common Shares or Non-Voting Common Shares prior to their conversion as provided above shall be paid, on the payment date, to the holder or holders entitled thereto on the record date for such dividend payment notwithstanding such conversion, and no holder of Voting Common Shares or Non-Voting Common Shares issued upon a conversion occurring after a record date for a declared and unpaid dividend shall be entitled to receive any payment of such dividend with respect to such Voting Common Shares or Non-Voting Common Shares, as applicable. The Corporation shall at all times reserve and keep available out of its authorized but unissued Voting Common Shares and Non-Voting Common Shares, solely for the purpose of effecting the conversions provided for in this Section B(3)(c) of this Article II, such number of Voting Common Shares and such number of Non-Voting Common Shares, respectively, as shall from time to time be sufficient to effect any conversion provided for in this Section B(3)(c) of this Article II and shall take all such corporate action as may be necessary to assure that such Voting Common Shares and such Non-Voting Common Shares shall be validly issued, fully paid and non-assessable upon such conversion.

C.            Special Meetings. Special meetings of the shareholders of the Corporation may be called solely by the Chairman of the Board of Directors, the President of the Corporation or the Board of Directors.

D.            Control Share Acquisitions. The provisions of Article 14.1 of the VSCA shall not apply to acquisitions of shares of any class of capital stock of the Company.

ARTICLE III

A.            Restrictions on Stock Ownership or Transfer. As contemplated by this Article III, the Corporation may restrict the ownership, conversion, or proposed ownership, of shares of the Corporation by any person if such ownership, conversion or proposed ownership, either alone or in combination with other actual or proposed ownership (including due to conversion) of shares of capital stock of any other person, would give rise to an FCC Regulatory Limitation (as hereinafter defined). Ownership, conversion, or proposed ownership shall be deemed to give rise to an “FCC Regulatory Limitation” if it (1) is inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (2) materially limits or impairs or could reasonably be expected to materially limit or impair any existing business activity or proposed business activity of the Corporation or any of its subsidiaries under the Federal Communications Laws, (3) materially limits or impairs under the Federal Communications Laws the acquisition of an attributable interest in a full-power television station or a full-power radio station by the Corporation or any of its subsidiaries for which the Corporation or its subsidiary has entered into a definitive agreement with a third party, (4) subjects or could reasonably be expected to subject the Corporation or any of its subsidiaries to any rule, regulation, order or policy under the Federal Communications Laws having or which could reasonably be expected to have a material effect on the Corporation or any subsidiary of the Corporation to which the Corporation or any subsidiary of the Corporation would not be subject but for such ownership, conversion or proposed ownership, or (5) requires prior approval from the FCC and such approval has not been obtained. For purposes of Section B(3)(c)(iii) of Article II and this Article III, the term “Federal Communications Laws” shall mean any law administered or enforced by the FCC, including, without limitation, the Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations, orders and policies of the FCC. The Corporation may, but is not required to, take any action permitted under this Article III; and the grant of specific powers to the Corporation under this Article III shall not be deemed to restrict the Corporation from pursuing, alternatively or concurrently, any other remedy or alternative course of action available to the Corporation.

B.            Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of the Corporation by any person (whether by reason of a change in such person’s ownership, a change in the number of shares outstanding overall or in any class, or for any other reason) may give rise to an FCC Regulatory Limitation or subject the Corporation to FCC reporting requirements, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to its citizenship, ownership structure, and other ownership interests and affiliations) as the Corporation shall reasonably request.

C.            Denial of Rights, Refusal to Transfer. (1) If (a) any person from whom information is requested pursuant to Section B of this Article III does not provide all the information requested by the Corporation completely and accurately in a timely manner or (b) the Corporation shall conclude that a person’s ownership, conversion, or proposed ownership of, or that a person’s exercise of any rights of ownership with respect to, shares of the Corporation, either alone or in combination with other existing or proposed ownership of shares of any other person, would give rise to an FCC Regulatory Limitation, then in the case of either clause (a) or any provision of clause (b) of this Section C(1), the Corporation may (A) refuse to permit the transfer to such proposed share owner or conversion by such person of shares of the Corporation, (B) suspend those rights of share ownership the exercise of which causes or could cause any situation described in any provision of clause (b) of this Section C(1) to occur, (C) require the conversion of any or all shares held by such holder into shares of any other class of shares in the Corporation with equivalent economic value (it being understood that for such purposes a Voting Common Share and a Non-Voting Common Share are deemed to have an equivalent economic value), (D) require the exchange of any or all shares held by such holder for warrants to acquire, at a nominal exercise price, the same number and class of shares of the Corporation, (E) condition the acquisition (including due to conversion) of such shares on the prior consent of the FCC, to the extent such consent is required, (F) to the extent that the remedies in the foregoing clauses (A) through (E) are not reasonably feasible, redeem any or all such shares of the Corporation held by such holder in accordance with the terms and conditions set forth in Section C(2) of this Article III, and/or (G) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such holder or proposed holder, with a view towards obtaining such information or preventing or curing any situation described in clause (a) or in any provision of clause (b) of this Section C(1); provided, however, that to the extent reasonably feasible without materially adversely affecting the ability of the Corporation to prevent or cure the situation described in clause (a) and/or (b) of this Section C(1), the Corporation shall use its good faith efforts (x) to cause any of the remedies listed in the preceding clauses (A) through (G) to be imposed in a substantially similar manner when imposed on similarly situated persons or stockholders at substantialy the same timeand (y) to minimize the impact of the exercise of any such remedy on the interests in the Corporation of the subject holders or persons or other shareholders of the Corporation or other persons with an interest in the Corporation, subject in all cases to the primary goal of preventing or curing any situation described in clause (a) or any provision of clause (b) of this Section C(1); provided, further, that in the circumstances set forth in Section B(3)(c)(iii) of Article II, the only remedy available to the Corporation with respect to Other Holders will be the remedy set forth therein. Any such refusal of transfer or suspension of rights pursuant to clause (A) or (B) of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in any of the situations described in clause (b) of this Section C(1).

(2) Without limiting the foregoing, the terms and conditions of redemption pursuant to Section C (1)(F) of this Article III shall be as follows:

(a) the redemption price of any shares of the Corporation to be redeemed pursuant to Section C(1)(F) of this Article III shall be equal to the Fair Market Value (as hereinafter defined) of such shares;

(b) the redemption price of such shares will be paid in cash;

(c) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors in good faith, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors in good faith;

(d)      at least 15 days’ prior written notice of the Redemption Date (as hereinafter defined) shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date shall be the date on which written notice shall be given to record holders if the cash necessary to effect the redemption shall have been indefeasibly deposited in trust for the benefit of such record holders and is then subject to immediate payment to them upon surrender of the share certificates or compliance with DTC policies and procedures for the redemption of book-entry securities for their redeemed shares;

(e)      from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on shares (including declared and unpaid dividends) of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash payable upon redemption; and

(f)      such other terms and conditions as the Board of Directors shall determine in good faith.

(3) For purposes of this Section C:

(a) “Fair Market Value” shall mean, with respect to a share of the Corporation of any class or series, the volume weighted average sales price for such a share on the national securities exchange (if any) on which such capital stock is then listed during the 20 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section C(2)(d) of this Article III; provided, however, that if such shares are not traded on any national securities exchange, Fair Market Value shall mean the average of the reported bid and asked prices in any over-the-counter quotation system selected by the Corporation during the 20 most recent days during which such shares were traded immediately preceding the day on which notice of redemption shall be given pursuant to Section C(2)(d) of this Article III, or if trading of such shares is not reported in any over-the-counter quotation system, Fair Market Value shall be determined by the Board of Directors in good faith. Notwithstanding the foregoing, a Non-Voting Common Share shall be deemed to have a Fair Market Value equal to the Fair Market Value of a Voting Common Share determined in accordance with the foregoing sentence.

(b) “person” shall mean an individual, a corporation, a general or limited partnership, an association, a limited liability company, a governmental entity, a trust or other entity or organization.

(c) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of the Corporation pursuant to or on the date specified in Section C(2)(d) of this Article III, as the case may be.

(4) The Corporation shall instruct the Corporation’s transfer agent that the shares of the Corporation are subject to the restrictions set forth in this Article III and such restrictions shall be noted conspicuously on the certificate or certificates representing such shares or, in the case of uncertificated securities, contained in the notice or notices sent as required by law or pursuant to the policies and procedures of DTC in the case of book-entry securities.

D.            Authority of Board of Directors. In the case of an ambiguity in the application of any of the provisions of Section B(3)(c)(iii) of Article II or this Article III, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event Section B(3)(c)(iii) of Article II or this Article III permits any action by the Corporation but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine whether to take any action and the action to be taken (if any) so long as such action is not contrary to the provisions of Section B(3)(c)(iii) of Article II or this Article III. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation and all other persons for all other purposes of Section B(3)(c)(iii) of Article II and this Article III. The Board of Directors may delegate all or any portion of its powers under Section B(3)(c)(iii) of Article II and this Article III to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by the VSCA, may exercise the authority granted by Section B(3)(c)(iii) of Article II and this Article III through duly authorized officers or agents of the Corporation. Nothing in Section B(3)(c)(iii) of Article II or this Article III shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under the VSCA.

E.            Reliance. To the fullest extent permitted by the VSCA, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon any information provided by any person pursuant to Section B(3)(c)(iii) of Article II or this Article III (including, without limitation, Section B of this Article III) and the information, opinions, reports or statements prepared or presented by (1) one or more officers or employees of the Corporation whom the Director believes, in good faith, to be reliable and competent in the matters presented, (2) legal counsel, public accountants, or other persons as to matters the director believes, in good faith, are within the person's professional or expert competence, or (3) a committee of the Board of Directors of which he is not a member if the Director believes, in good faith, that the committee merits confidence. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any shares of the Corporation owned by any holder, the Corporation is entitled to rely on the existence or absence of filings of Schedule 13D or 13G or Form 13F under the Securities Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of shares of the Corporation.

F.            Severability. If any provision of Section B(3)(c)(iii) of Article II or this Article III or the application of any such provision to any person under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Section B(3)(c)(iii) of Article II or Article III or the application of such provision to any other person.

ARTICLE IV

A.            Number of Directors. From the period beginning on the Combination Merger Effective Time (as hereinafter defined) until the election of Directors at the 2014 annual meeting of shareholders of the Corporation (the “2014 Annual Meeting”), the number of Directors constituting the Board of Directors shall be 14, unless otherwise determined by the Board of Directors in accordance with Section D of this Article IV. As of the election of Directors at the 2014 Annual Meeting, the number of Directors constituting the Board of Directors shall be reduced to 11. After the election of Directors at the 2014 Annual Meeting, the number of Directors constituting the Board of Directors shall be such number as may be fixed from time to time in the bylaws or by resolution adopted by the affirmative vote of a majority of the Board of Directors, but shall not be fewer than three (3); provided, that during the Nominating Committee Designation Period the number of Directors constituting the Board of Directors shall continue to be 11 unless such change is approved by a majority of the Phoenix Designees serving as Directors.

B.            Vacancies. If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of Directors constituting the Board of Directors, the Board of Directors shall have the sole authority to fill such vacancy, subject to Section C(2) of this Article IV.

C.            The Nominating Committee Designation Period.

(1) During the period beginning on the Combination Merger Effective Time through the 2017 annual meeting of shareholders of the Corporation (such period, the “Nominating Committee Designation Period”), the Board of Directors shall maintain a Nominating and Governance Committee (the “Nominating Committee”). The Nominating Committee shall be comprised of five Directors, three of whom shall initially be Phoenix Designees (as hereinafter defined) who are Independent Directors (as hereinafter defined) and two of whom shall initially be General Designees (as hereinafter defined) who are Independent Directors, each appointed by the Board of Directors in accordance with Section 1.2(e) of the Merger Agreement. In the event that at any time during the Nominating Committee Designation Period, the Nominating Committee shall be comprised of fewer than three Phoenix Designees, the remaining Phoenix Designees who are members of the Nominating Committee (and, in the absence of any Phoenix Designees then serving on the Nominating Committee, the Directors who are Phoenix Designees), acting by a majority vote of such members or Directors, shall have the power and authority to recommend to the Board of Directors an Independent Director to fill such vacancy on the Nominating Committee who shall be a Phoenix Designee, and such recommended Independent Director shall thereafter be a member of the Nominating Committee upon the commencement of the next meeting of the Board of Directors, unless the first agenda item of such meeting relates to the ratification or rejection of such nominee (which agenda item may cover any other matter contemplated by this Section C to be the first agenda item), in which case such Independent Director shall become a member of the Nominating Committee immediately after the consideration of such agenda item (unless such nomination is rejected by vote of a majority of the Board of Directors that includes the affirmative vote of at least one Phoenix Designee). In the event that at any time during the period beginning on the Combination Merger Effective Time through the 2014 annual meeting of shareholders of the Corporation, the Nominating Committee shall be comprised of fewer than two General Designees, the remaining General Designees who are members of the Nominating Committee (and, in the absence of any General Designees then serving on the Nominating Committee, the Directors who are General Designees), acting by a majority vote of such members or Directors, shall have the power and authority to recommend to the Board of Directors an Independent Director to fill such vacancy on the Nominating Committee who shall be a General Designee, and such recommended Independent Director shall thereafter be a member of the Nominating Committee upon the commencement of the next meeting of the Board of Directors, unless the first agenda item of such meeting relates to the ratification or rejection of such nominee (which agenda item may cover any other matter contemplated by this Section C to be the first agenda item), in which case such Independent Director shall become a member of the Nominating Committee immediately after the consideration of such agenda item (unless such nomination is rejected by vote of a majority of the Board of Directors that includes the affirmative vote of at least one Phoenix Designee). During the Nominating Committee Designation Period, (i) the Board of Directors shall not have authority to fill any vacancy on the Nominating Committee that is contemplated to be filled in accordance with this Section C(1) other than with an Independent Director recommended in accordance with the foregoing, and such appointment shall require a vote of a majority of the Board of Directors that includes the affirmative vote of at least one Phoenix Designee or a deemed appointment in accordance with this Section C(1) and (ii) no member of the Nominating Committee shall be removed without the vote of a majority of the Board of Directors that includes the affirmative vote of at least one Phoenix Designee.

(2) At all times during the Nominating Committee Designation Period, but subject to Section C(3) of this Article IV, (x) the Nominating Committee, acting by a majority vote of its members, shall have the power and authority to recommend to the Board of Directors (i) the persons to be nominated by the Board of Directors for election as Directors in connection with each meeting of shareholders of the Corporation at which the election of Directors will occur (but no greater number of persons than the number of Directors that will comprise the Board of Directors as of such meeting of shareholders) and (ii) persons to be appointed to fill vacancies occurring on the Board of Directors, and (y) such nominated persons and appointees shall thereafter become the Board of Director’s nominees or appointees upon the commencement of the next meeting of the Board of Directors, unless the first agenda item of such meeting relates to the ratification or rejection of such nominee or appointment (which agenda item may cover any other matter contemplated by this Section C to be the first agenda item), in which case such nominated persons or appointees shall become the Board of Director’s nominees or appointees immediately after the consideration of such agenda item (unless such nomination or appointment is rejected by a vote of a majority of the Board of Directors that includes the affirmative vote of at least one Phoenix Designee). During the Nominating Committee Designation Period, the Board of Directors shall not have the authority to nominate persons for election as Directors in connection with a meeting of shareholders of the Corporation or to appoint persons to fill vacancies on the Board of Directors, unless such persons are recommended by the Nominating Committee in accordance with the foregoing, and such persons are nominated or appointed by the Board of Directors by vote of a majority of the Board of Directors that includes the affirmative vote of at least one Phoenix Designee or deemed nominated or appointed in accordance with this Section C(2). Furthermore, during the Nominating Committee Designation Period, at least two Phoenix Designees must be in attendance at any meeting of the Nominating Committee in order for a quorum to be present for the conduct of business.

(3) The Nominating Committee shall recommend to the Board of Directors eleven (11) persons as nominees for election as Directors at the 2014 Annual Meeting (a majority of which must be Independent Directors or persons who would be Independent Directors if elected), including (i) five Phoenix Designees selected by the Nominating Committee, (ii) five General Designees selected by the Nominating Committee, who shall include the Chairman of the Board of Directors at the time of such nomination (if the Chairman of the Board of Directors is a General Designee), the Vice-Chairman of the Board of Directors at the time of such nomination (if the Vice-Chairman of the Board of Directors is a General Designee), and the Chief Executive Officer of the Corporation at the time of such nomination (if the Chief Executive Officer is a General Designee), and (iii) one additional person (as determined by the Nominating Committee in its discretion).

D.            Approval of Certain Matters.

(1) Prior to the election of Directors at the 2014 Annual Meeting, the approval of any of the following matters shall require, in addition to any approval required by the VSCA, the affirmative vote of at least 10 Directors:

(a) any change in the size of the Board of Directors, except for the reduction in the size of the Board of Directors in connection with the 2014 Annual Meeting as expressly contemplated by Section A of this Article IV;

(b) any merger or consolidation of the Corporation with any other Person, or sale of all or substantially all of the assets of the Corporation;

(c) any change to the composition, structure or authority of any committee of the Board of Directors;

(d) any amendment of, or modification to, these Articles of Incorporation or the bylaws of the Corporation; and

(e) the hiring of, or termination of employment by the Corporation of, any “executive officer” of the Corporation (as such term is defined in Rule 405 under the Securities Act of 1933, as amended).

(2) During the Nominating Committee Designation Period, (i) the Board of Directors may not take any action pursuant to the first sentence of Section 13.1-689.F of the VSCA with respect to the Nominating Committee without the vote of a majority of the Board of Directors that includes a majority of the Phoenix Designees serving as Directors and (ii) the members of the Nominating Committee may not take any action pursuant to the second sentence of Section 13.1-689.F of the VSCA.

E.            Definitions. For purposes of this Article IV:

(1) “Combination Merger Effective Time” has the meaning given to such term in the Merger Agreement.

(2) “General Designees” means the nine (9) initial Directors serving on the Board of Directors immediately following the Reclassification Merger Effective Time who also served on the Board of Directors immediately prior to the Reclassification Merger Effective Time, and (ii) any other Director designated in writing as a General Designee by (x) a majority of the General Designees serving on the Nominating Committee, or (y) in the absence of any General Designees serving on the Nominating Committee, a majority of the General Designees serving as Directors.

(3) “Independent Director” means a Director who qualifies as “independent” under Rule 303A.02 of the New York Stock Exchange Listed Company Manual.

(4) “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of June 5, 2013, by and among the Corporation, General Merger Sub 1, Inc., a Virginia corporation, General Merger Sub 2, Inc., a Delaware corporation, General Merger Sub 3, LLC, a Delaware limited liability company, and Phoenix, as such agreement may be amended from time to time, to which these Amended and Restated Articles of Incorporation are attached.

(5) “Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a governmental entity, a trust or other entity or organization.

(6) “Phoenix” means New Young Broadcasting Holding Co., Inc., a Delaware corporation.

(7) “Phoenix Designees” means (i) the five (5) initial Directors serving on the Board of Directors immediately following the Combination Merger Effective Time who were designated in writing by Phoenix to serve on the Board of Directors pursuant to Section 1.2(e) of the Merger Agreement, and (ii) any other Director designated in writing as a Phoenix Designee by (x) a majority of the Phoenix Designees serving on the Nominating Committee, or (y) in the absence of any Phoenix Designees serving on the Nominating Committee, a majority of the Phoenix Designees serving as Directors.

(8) “Combination Merger Effective Time” has the meaning given to such term in the Merger Agreement.

ARTICLE V

A.            Every reference in this Article V to a Director or Officer shall include every Director or Officer or former Director or Officer of the Corporation and every person who served at the request of the Corporation or one of its subsidiaries as a Director, Officer, partner or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and, in all of such cases, his or her heirs, executors and administrators. In addition, in this Article V, the terms “applicant”, “expenses”, “liability”, “party”, and “proceeding” shall have the respective meanings set forth in Section 13.1-696 of the VSCA.

B.            In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no Director or Officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article V, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

C.            The Corporation shall indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he or she is or was a Director or Officer of the Corporation, or (b) any Director or Officer who is or was serving at the request of the Corporation as a Director, trustee, partner or Officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or Officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

D.            The provisions of this Article V shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article V shall have any effect on the rights provided under this Article V with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to provide any indemnity under this Article V and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such Director or Officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

E.            The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section B or C of this Article V.

F.            Any indemnification under Section C of this Article V (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section C of this Article V.

The determination shall be made:

(1) if there are two or more disinterested directors, by the Board of Directors by a majority vote of disinterested directors, a majority of whom shall constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

(2) by special legal counsel:

(a) selected by the Board of Directors or its committee in the manner prescribed in Section F(1) of this Article V; or

(b) if there are fewer than two disinterested directors, selected by the Board of Directors, in which selection Directors who do not qualify as disinterested directors may participate; or

(3) by the shareholders, but shares owned by or voted under the control of a Director who at the time does not qualify as a disinterested director may not be voted on the determination.

Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under Section F(2) of this Article V to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article V shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel. If the nominees are unable to agree upon such special legal counsel, such special legal counsel shall be selected upon application to a court of competent jurisdiction.

G.            (1) The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section C of this Article V if the applicant furnishes the Corporation:

(a) a written statement of his or her good faith belief that he or she has met the standard of conduct described in Section C of this Article V; and

(b) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

(2) The undertaking required by Section G(1)(b) of this Article V shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

(3) Authorizations of payments under this section shall be made by the persons specified in Section F of this Article V.

H.            The Corporation may indemnify or contract to indemnify any person not specified in Section B or C of this Article V who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section C of this Article V.

I.              The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article V and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article V.

J.              The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article V on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article V. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article V or applicable laws of the Commonwealth of Virginia.

K.            Each provision of this Article V shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.